EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION REPORTS

Q1 2006 FINANCIAL RESULTS

REDWOOD CITY, Calif., May 9, 2006 – Ampex Corporation (Nasdaq:AMPX) today reported a net loss of $1.9 million ($0.49 loss per diluted share) on revenues of $8.1 million in the first quarter of 2006 compared to net income of $5.9 million ($1.52 per diluted share) on revenues of $17.9 million in the first quarter of 2005. Results in 2006 were adversely affected by the absence of any one-time licensing settlements, as well as an increase in external litigation costs incurred in connection with the lawsuit against Eastman Kodak Company for infringement of one of our patents used in digital still cameras.

Other matters affecting first quarter 2006 financial results included:

•	Running royalties recognized on current period shipments by our licensees totaled $2.6 million in the first quarter of 2006 and $2.1 million in the first quarter of 2005 due to additional digital still camera licensing agreements completed later in 2005. In the first quarter of 2005, one-time payments for prior period shipments and, in some cases, prepayment of license obligations covering future periods totaled $9.3 million and were recognized in licensing revenues. There were no such settlements in 2006.

•	We continue to meet with licensees to determine whether any other of our digital imaging patents, including feed forward quantization, are being used in their products. Royalties on digital still cameras after April 2006 will be materially dependent on these discussions.

•	The Sony prepayment of $40 million received in 2004 expired on April 11, 2006. After that date, Sony is obligated to pay us royalties on products that they ship that incorporate our technology. We expect licensing revenues from digital camcorders to increase materially from current running royalty levels, since it is our belief that several of our patents are used in their products. Such payments are expected to begin being reported in the third quarter of 2006.

•	Litigation costs incurred in connection with the Kodak lawsuit totaled $3.5 million ($0.91 per diluted share) in the first three months of 2006, up from $2.6 million ($0.67 per diluted share) in the first three months of 2005. The increase in litigation costs was due to the deposition of expert witnesses and other activities in preparation for the claims interpretation hearing scheduled for June 2006. The trial is currently scheduled for December 2006.

•	The Recorders segment earned operating income of $0.17 per diluted share in the first quarter of 2006 and in the comparable period in 2005. New products sales increased slightly from 2005 to 2006, but the decline in legacy products caused total Recorders segment revenues to decline to $5.5 million in 2006 from $6.5 million in 2005. Additional new products are scheduled to be available for shipment in the third and fourth quarters of 2006, which make up a portion of our backlog that totaled $9.1 million at March 31, 2006.

•	The Company is entitled to reimbursement of certain business development expenses incurred and a portion of incentive fee income earned by an investment limited partnership, should gains be realized on the sale of securities in a British specialties chemical company. In the first quarter of 2006, approximately two-thirds of the partnership’s holdings were sold. The Company received reimbursement of business development costs previously incurred and incentive fee income totaling $2.3 million resulting from this sale. Additional incentive fees are due when the balance of the securities are sold.

As a result of the foregoing, operating income (loss) for the Company’s business segments and unallocated corporate expenses were as follows:

	For the three months ended March 31,
	2006	2005
	(in millions)
Licensing segment	$(1.5)	$8.4
Recorders segment	0.6	0.7
Unallocated corporate	(1.0)	(2.1)

Operating income (loss)	$(1.9)	$7.0

As previously announced, the Company will host a conference call on Tuesday, May 9, 2006 at 4:30 p.m. eastern time to discuss its first quarter 2006 financial results. To access the call, please call Genesys Conferencing at (866) 244-4517 by 4:20 p.m. and press *901466* to enter the call. Parties interested in asking questions of management are requested to give the moderator their name and telephone contact information.

A replay of the conference call will be available on the Ampex website www.ampex.com, Investor Relations, “First Quarter 2006 Earnings Call”, for approximately one week shortly after the call has been concluded.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty revenues declining in future periods, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2005 Annual Report on Form 10-K filed with the SEC and its Quarterly Report on Form 10-Q for 2006 expected to be filed shortly. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.

AMPEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$8,346	$13,070
Accounts receivable (net of allowances of $101 in 2006 and $78 in 2005)	4,077	3,091
Inventories	6,262	5,862
Royalties receivable	966	735
Cash collateral on letter of credit	1,485	1,483
Other current assets	3,285	873

Total current assets	24,421	25,114
Property, plant and equipment	1,115	1,215
Other assets	376	373

Total assets	$25,912	$26,702

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$106	$113
Accounts payable	5,015	3,802
Net liabilities of discontinued operations	1,430	1,413
Accrued restructuring costs	606	610
Pension and other retirement plans	864	864
Other accrued liabilities	6,863	7,935

Total current liabilities	14,884	14,737
Long-term debt	26,138	25,725
Pension and other retirement plans	95,565	95,948
Other liabilities	1,885	1,929
Accrued restructuring costs	880	1,030
Net liabilities of discontinued operations	1,592	1,679

Total liabilities	140,944	141,048

Commitments and contingencies
Mandatorily redeemable nonconvertible preferred stock, $1,000 liquidation value per share: Authorized: 69,970 shares in 2006 and in 2005 Issued and outstanding - none in 2006 and in 2005	—	—
Mandatorily redeemable preferred stock, $2,000 liquidation value per share: Authorized: 21,859 shares in 2006 and in 2005 Issued and outstanding - none in 2006 and in 2005	—	—
Convertible preferred stock, $2,000 liquidation value per share: Authorized: 10,000 shares in 2006 and in 2005 Issued and outstanding - none in 2006 and in 2005	—	—

Stockholders’ deficit:
Preferred stock, $1.00 par value: Authorized: 898,171 shares in 2006 and in 2005 Issued and outstanding - none in 2006 and in 2005	—	—
Common stock, $.01 par value:
Class A:
Authorized: 175,000,000 shares in 2006 and in 2005 Issued and outstanding - 3,820,273 shares in 2006; 3,789,773 in 2005	38	38
Class C:
Authorized: 50,000,000 shares in 2006 and in 2005 Issued and outstanding - none in 2006 and in 2005	—	—
Other additional capital	454,983	454,789
Accumulated deficit	(458,813)	(456,953)
Accumulated other comprehensive loss	(111,240)	(112,220)

Total stockholders’ deficit	(115,032)	(114,346)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$25,912	$26,702

AMPEX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

(umaudited)

	For the Three Months Ended March 31,
	2006	2005
Licensing revenue	$2,590	$11,411
Product revenue	3,422	4,246
Service revenue	2,097	2,274

Total revenue	8,109	17,931

Intellectual property costs	4,073	3,028
Cost of product revenue	1,822	2,536
Cost of service revenue	596	689
Research, development and engineering	1,092	1,032
Selling and administrative	2,423	3,668

Total costs and operating expenses	10,006	10,953

Operating income (loss)	(1,897)	6,978
Media pension costs	185	193
Interest expense	625	741
Amortization of debt financing costs	1	14
Interest income	(99)	(69)
Other (income) expense, net	(772)	(46)

Income (loss) before income taxes	(1,837)	6,145

Provision for income taxes	23	221

Net income (loss)	(1,860)	5,924

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	2	53

Comprehensive income (loss)	$(1,858)	$5,977

Basic income (loss) per share	$(0.49)	$1.60

Weighted average number of basic common shares outstanding	3,806,519	3,698,197

Diluted income (loss) per share	$(0.49)	$1.52

Weighted average number of diluted common shares outstanding	3,806,519	3,901,223